UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2024

ConnectM Technology Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-41389 (Commission File Number)	87-2898342 (I.R.S. Employer Identification Number)

2 Mount Royal Avenue, Suite 550 Marlborough, Massachusetts (Address of principal executive offices)	01752 (Zip code)

617-395-1333
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CNTM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07. Submission of Matters to a Vote of Security Holders.

ConnectM Technology Solutions Inc., a Delaware corporation (“ConnectM” or the “Company”) held a special meeting of stockholders of the Company (the “Meeting”) on November 19, 2024 at 10:00 a.m. Eastern Time via live webcast.

There were 21,249,056 shares of Company common stock, par value $0.0001 per share (“Common Stock”) issued and outstanding on the record date, October 29, 2024. There were 11,189,991 common shares present at the Meeting in person or represented by proxy, which is 52.66% of the Common Stock entitled to vote, thereby constituting a quorum. Summarized below are the results of the matter voted on at the Meeting.

Share Issuance Proposal

Stockholders approved the proposal (the “Share Issuance Proposal”), for purposes of complying with Nasdaq Listing Rule 5635(d), for the issuance of up to an aggregate of 10,391,588 shares of Common Stock upon the conversion of $13,739,484 of the Company’s outstanding debt into shares of Common Stock at a conversion price of $2.00 per share subject to adjustment, pursuant to certain note conversion agreements and debt conversion agreements entered into in September 2024 and October 2024, between the Company and certain of the Company’s note holders and debt holders.

Approval of the Share Issuance Proposal required “For” votes from the holders of a majority of total votes cast on the proposal in accordance with Nasdaq Listing Rule 5635-3(e). Abstentions had no effect on the proposal. The Share Issuance Proposal received the following votes:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
11,166,478	21,364	2,149	0

The Share Issuance Proposal was approved.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: November 25, 2024

CONNECTM TECHNOLOGY SOLUTIONS, INC.

By:	/s/ Bhaskar Panigrahi
Name:	Bhaskar Panigrahi
Title:	Chief Executive Officer